UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 29, 2026

Entegris, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32598	41-1941551
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

129 Concord Road, Billerica, MA	01821
(Address of principal executive offices)	(Zip Code)

(978) 436-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	ENTG	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On April 29, 2026, Entegris, Inc., a Delaware corporation (“Entegris” or the “Company”) and certain of its subsidiaries entered into Amendment No. 4 (the “Fourth Amendment”) with the lenders, swingline lender and issuing banks party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, which amended the Credit and Guaranty Agreement, dated as of November 6, 2018, as amended and restated as of July 6, 2022 (as amended by Amendment No. 1, dated as of March 10, 2023, as amended by Amendment No. 2, dated as of September 11, 2023, as amended by Amendment No. 3, dated as of March 28, 2024, and as further amended, restated, amended and restated, supplemented, modified and otherwise in effect prior to the effectiveness of the Fourth Amendment, the “Existing Credit Agreement” and, the Existing Credit Agreement as amended by the Fourth Amendment, the “Amended Credit Agreement”), by and among Entegris, as borrower, certain subsidiaries of Entegris party thereto, as guarantors (the “Guarantors”), the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.

The Fourth Amendment provides for, among other things, a new five-year senior secured revolving credit facility in an aggregate amount equal to $750.0 million (the “Amended Revolving Credit Facility”). The Amended Revolving Credit Facility matures on April 29, 2031, subject to a springing maturity date of 91 days prior to the scheduled final maturity of certain outstanding debt of the Company above a certain threshold (subject to a liquidity carveout). The applicable margins for the Amended Revolving Credit Facility are 1.25%, 1.50% or 1.75%, with respect to Term Benchmark/RFR borrowings and 0.25%, 0.50% or 0.75%, with respect to base rate borrowings, in each case depending on the first lien net leverage ratio under the Amended Credit Agreement. The Company will also owe commitment fees on the undrawn portion of the Amended Revolving Credit Facility of 0.20%, 0.25% or 0.30%, depending on the first lien net leverage ratio under the Amended Credit Agreement. The Fourth Amendment also includes a number of amendments to the Existing Credit Agreement related to the ability of Entegris and the Guarantors to incur indebtedness, grant liens or security interests on assets, make acquisitions, loans, advances or investments, pay dividends, sell or otherwise transfer assets, and to take other non-ordinary course actions that are governed by the terms of the Amended Credit Agreement. Under the Amended Credit Agreement, the Company continues to be subject to a maximum first lien net leverage ratio financing covenant of 5.20 to 1.00, tested only in certain circumstances based on utilization of the Amended Revolving Credit Facility.

The Company’s obligations under the Amended Revolving Credit Facility continue to be guaranteed by the Guarantors. The Company’s Amended Revolving Credit Facility also continues to be secured by a lien on substantially all of the Company’s and the Guarantors’ assets (subject to certain permitted exceptions). Consistent with the Existing Credit Agreement, the Company’s Amended Revolving Credit Facility provides that, upon the occurrence of certain events of default, the Company’s obligations thereunder may be accelerated and the lending commitments terminated. Such events of default include, but are not limited to, payment defaults to the lenders thereunder, material inaccuracies of representations and warranties, covenant defaults, and other customary events of default.

The foregoing description of the Fourth Amendment and the Amended Credit Agreement is qualified in its entirety by reference to the Fourth Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference in this Item 1.01.

Prior to the effectiveness of the Fourth Amendment, the Company made certain prepayments of its term loans under the Existing Credit Agreement, and the outstanding principal amount of such term loans as of the date hereof is equal to $400.0 million. Such term loans shall be subject to the terms of the Amended Credit Agreement.

Certain of the lenders and agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expenses.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

EXHIBIT INDEX

Exhibit No.	Description
10.1*	Amendment No. 4, dated as of April 29, 2026, among Entegris, as borrower, the other credit parties party thereto, the lenders and issuing banks party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain of the schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted schedules to the SEC or its staff upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTEGRIS, INC.

Dated: April 29, 2026	By:	/s/ Michael D. Sauer
	Name:	Michael D. Sauer
	Title:	Vice President, Chief Accounting Officer and Interim Chief Financial Officer